THE DREYFUS FAMILY OF FUNDS
             (Premier Family of Fixed-Income Funds)

                         Rule 18f-3 Plan

          Rule 18f-3 under the Investment Company Act of 1940,
as amended (the "1940 Act"), requires that the Board of an
investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.
          The Board, including a majority of the non-interested
Board members, of each of the investment companies, or series thereof, listed on Schedule A attached hereto (each, a "Fund")
which desires to offer multiple classes has determined that the following plan is in the best interests of each class individually and the Fund as a whole:
          1.   Class Designation:  Fund shares shall be divided
into Class A, Class B and Class C.
          2. Differences in Services: The services offered to shareholders of each Class shall be substantially the same, except that Right of Accumulation, Letter of Intent, and
Checkwriting services shall be available only to holders of
Class A shares.
          3.   Differences in Distribution Arrangements:  Class
A shares shall be offered with a front-end sales charge, as such term is defined in Article III, Section 26(b), of the Rules of
Fair Practice of the National Association of Securities Dealers,
Inc., and a deferred sales charge (a "CDSC"), as such term is defined in said Section 26(b), may be assessed on certain
redemptions of Class A shares purchased without an initial sales charge as part of an investment of $1 million or more. The amount of the sales charge and the amount of and provisions
relating to the CDSC pertaining to the Class A shares are set forth on Schedule B hereto.
          Class B shares shall not be subject to a front-end
sales charge, but shall be subject to a CDSC and shall be
charged an annual distribution fee under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.  The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan pertaining to the Class B
shares, are set forth on Schedule C hereto.
          Class C shares shall not be subject to a front-end
sales charge, but shall be subject to a CDSC and shall be
charged an annual distribution fee under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.  The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan pertaining to the Class C
shares, are set forth on Schedule D hereto.
          Each Class of shares shall be subject to an annual
service fee at the rate of .25% of the value of the average
daily net assets of such Class pursuant to a Shareholder
Services Plan.
          4.   Expense Allocation.   The following expenses
shall be allocated, to the extent practicable, on a Class-by-
Class basis:  (a) fees under the Distribution Plan and
Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as
shareholder reports, prospectuses and proxies, to current
shareholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.
          5. Conversion Features. Class B shares shall automatically convert to Class A shares after a specified period of time after the date of purchase, based on the relative net asset value of each such Class without the imposition of any sales charge, fee or other charge, as set forth on Schedule E hereto.  No other Class shall be subject to any automatic
conversion feature.
          6. Exchange Privileges. Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by The Dreyfus Corporation and (b) shares of certain other investment companies specified from time to time.
Dated:  April 12, 1995
Revised as of:  December 1, 1996                            SCHEDULE A


          Premier California Municipal Bond Fund
          Premier GNMA Fund
          Premier Insured Municipal Bond Fund
          Premier Municipal Bond Fund
          Premier New York Municipal Bond Fund
          Premier State Municipal Bond Fund


                            SCHEDULE B



Front-End Sales Charge--Class A Shares--The public offering price for Class A shares shall be the net asset value per share of that Class plus a sales load as shown below:

                                  Amount of Transaction
                                  As a % of offering       As a % of net asset
 Total Sales Load                 price per share          value per share

Less than $50,000. . . . . .            4.50                      4.70
$50,000 to less than  $100,000          4.00                      4.20
$100,000 to less than $250,000          3.00                      3.10
$250,000 to less than $500,000          2.50                      2.60
$500,000 to less than $1,000,000        2.00                      2.00
$1,000,000 or more                      -0-                        -0-

Contingent Deferred Sales Charge--Class A Shares--A CDSC of 1.00% shall be assessed at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year of purchase. The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class B shares (other than the amount of the CDSC and its time periods), including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC. Letter of Intent and Right of Accumulation shall apply to such purchases of Class A shares.
                            SCHEDULE C


Contingent Deferred Sales Charge--Class B Shares--A CDSC payable to the Fund's Distributor shall be imposed on any redemption of Class B shares which reduces the current net asset value of such Class B shares to an amount which is lower than the dollar amount of all payments by the redeeming shareholder for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption. No CDSC shall be imposed to the extent that the net asset value of the Class B shares redeemed does not exceed (i) the current net asset value of Class B shares acquired through reinvestment of dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class B shares above the dollar amount of all payments for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption.

          If the aggregate value of the Class B shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

          In circumstances where the CDSC is imposed, the amount of the charge shall depend on the number of years from the time the shareholder purchased the Class B shares until the time of redemption of such shares. Solely for purposes of determining the number of years from the time of any payment for the purchase of Class B shares, all payments during a month shall be aggregated and deemed to have been made on the first day of the month.

          The following table sets forth the rates of the CDSC for Class B shares, except as set forth below, effective
December 1, 1996:

Year Since
Purchase Payment
Was Made          CDSC as a % of
Amount Invested
or Redemption
   Proceeds     First. . . .    4.00 Second   4.00 Third   3.00
                Fourth          3.00 Fifth    2.00 Sixth   1.00
          The following table sets forth the rates of the CDSC for Class B shares purchased by shareholders who beneficially owned Class B shares on November 30, 1996:

Year Since
Purchase Payment
Was Made          CDSC as a % of
Amount Invested
or Redemption
   Proceeds     First. . . .    3.00 Second   3.00
                Third           2.00 Fourth   2.00
                Fifth           1.00 Sixth    0.00
          In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate. Therefore, it shall be assumed that the redemption is made first of amounts representing shares acquired pursuant to the reinvestment of dividends and distributions; then of amounts representing the increase in net asset value of Class B shares above the total amount of payments for the purchase of Class B shares made during the preceding six years (five years for shareholders beneficially owning Class B shares on November 30, 1996); then of amounts representing the cost of shares purchased six years (five years for shareholders beneficially owning Class B shares on November 30, 1996) prior to the redemption; and finally, of amounts representing the cost of shares held for the longest period of time within the applicable six-year period (five-year period for shareholders beneficially owning Class B shares on November 30, 1996).

Waiver of CDSC--The CDSC shall be waived in connection with (a) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the "Code"), of the shareholder,
(b) redemptions by employees participating in qualified or non-qualified employee benefit plans or other programs where (i) the employers or affiliated employers maintaining such plans or programs have a minimum of 250 employees eligible for participation in such plans or programs, or (ii) such plan's or program's aggregate investment in the Dreyfus Family of Funds or certain other products made available by the Fund's Distributor exceeds one million dollars, (c) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (d) a distribution following retirement under a tax-deferred retirement plan or upon attaining age 70-1/2 in the case of an IRA or Keogh plan or custodial account pursuant to Section 403(b) of the Code, and
(e) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus. Any Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

Amount of Distribution Plan Fees--Class B Shares--.50 of 1% of the value of the average daily net assets of Class B.

SCHEDULE D


Contingent Deferred Sales Charge--Class C Shares--A CDSC of 1.00% payable to the Fund's Distributor shall be imposed on any redemption of Class C shares within one year of the date of purchase. The basis for calculating the payment of any such CDSC shall be the method used in calculating the CDSC for Class B shares. In addition, the provisions for waiving the CDSC shall be those set forth for Class B shares.

Amount of Distribution Plan Fees--Class C Shares--.75 of 1% of the value of the average daily net assets of Class C.

SCHEDULE E



Conversion of Class B Shares--Approximately six years after the date of purchase, Class B shares automatically shall convert to Class A shares, based on the relative net asset values for shares of each such Class, and shall no longer be subject to the distribution fee. At that time, Class B shares that have been acquired through the reinvestment of dividends and distributions ("Dividend Shares") shall be converted in the proportion that a shareholder's Class B shares (other than Dividend Shares) converting to Class A shares bears to the total Class B shares then held by the shareholder which were not acquired through the reinvestment of dividends and distributions.